Exhibit 32

                         [NEWSPAPER ADVERTISEMENT]


[Graphic: Picture of Fortune Magazine chart entitled "Savings
Institutions".]

1996    1995   Company                      Score

1       2      Washington Mutual            7.06
2       1      Golden West Financial        6.96
3       5      Standard Federal Bancorp.    6.18
4       -      Charter One Financial        5.90
5       4      H.F. Ahmanson                5.75

[Graphic: A circle is made around the first horizontal line to include "1, 2, and Washington Mutual".]

Fortune, Magazine, March 3, 1997

Ever notice you never hear anyone yelling "we're number five?"

        But being number one, on the other hand, is something worth talking about. When Washington Mutual was rated the number one most admired savings institution in the country by our peers in Fortune Magazine, it was nice to know people were paying attention.

        Paying attention to the way we treat our customers and employees, our top-rated line of products and services, the quality of our management team and our long-term return to shareholders.

        Maybe that's one of the many reasons why the Great Western Board of Directors chose us to be their merger partner.

[Graphic: Box containing the following language "1997 FORTUNE America's Most Admired Companies".]

[Washington Mutual logo]
The friend of the family.*

FDIC insured

*"America's Most Admired Companies" and Fortune Magazine are trademarks belonging to Time, Inc.